SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  January 31, 2012

DYNASTAR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-144596	32-0309317
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1311 Herr Lane, Louisville, KY 40222
(Address of principal executive offices)

502.326.8100

(Registrant’s telephone number, including area code)

c/o Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, new York NY 10022

(Former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers

(d) On January 31, 2012, Sherman Henderson III and Kevin S. Grangier, were appointed as directors of Dynastar Holdings, Inc. (the “Company”) by unanimous written consent of the Company’s Board of Directors (the “Board”). Each of the directors is to fill one of the existing vacancies on the Board and to serve until the next annual meeting of shareholders or until his successor is duly elected and qualified.

Sherman Henderson III has more than 37 years of business experience, including roles spanning company ownership, sales, marketing and management. He began his career in the telecom industry in 1986, when he oversaw Charter Network, a long-distance carrier serving the Midwestern United States. He founded Lightyear, which began operations as UniDial, in 1993 in Louisville, Kentucky and served as its chief executive officer from its founding until May 2011. He currently serves as its chairman emeritus. Additionally, Mr. Henderson served six terms as chairman of COMPTEL, the leading association representing competitive communications service providers and their supplier partners. He currently serves as a director of Rackwise, Inc. (OTCBB: RACK) and Beacon Enterprise Solutions Group Inc. (OTCBB: BEAC), where he is a member of the compensation committee.

Kevin S. Grangier has a significant experience as entrepreneur in the area of public relations, marketing, social media and communications. In 1990 he received national accreditation in public relations by the Public Relations Society of America. In 1998 he founded CarryOn Communications, Inc. where he served until 2009 as CEO, a full-service public relations and brand communication agency that represented 100 of the top 1,000 brands in the United States. He also founded CarryOn Interactive (Coi), an interactive and social media agency, and Braneavor, Inc., and LabelConscious, Inc., brand research and identity development firms. In May 2010 Mr. Grangier opened two restaurants in Kentucky.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynastar Holdings, Inc.

Date: February 6, 2012	By:	/s/ John Henderson IV
	Name:	John Henderson IV
	Title:	Chief Executive Officer